Exhibit 23.1

Consent of KPMG LLP

We consent to the use of our audit report dated February 2, 2001 relating to the consolidated balance sheets of PepsiCo, Inc. and Subsidiaries as of December 30, 2000 and December 25, 1999 and the related consolidated statements of income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 30, 2000 and our audit report dated August 20, 2001, relating to the supplemental consolidated balance sheets of PepsiCo, Inc. and Subsidiaries as of December 30, 2000 and December 25, 1999 and the related supplemental consolidated statements of income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 30, 2000, both of which are incorporated herein by reference in the Registration Statement on Post Effective Amendment No. 1 to Form S-8 of PepsiCo, Inc. pertaining to The Quaker Long Term Incentive Plan of 1990, The Quaker Long Term Incentive Plan of 1999 and The Quaker Oats Company Stock Option Plan for Outside Directors. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

KPMG LLP

New York, New York
October 15, 2001